Exhibit 2.1*

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 23, 2009

BY AND AMONG

WESTLB AG, NEW YORK BRANCH,

IN ITS CAPACITY AS ADMINISTRATIVE AGENT AND SUB-COLLATERAL AGENT,

AS BUYER’S REPRESENTATIVE,

ASA BLOOMINGBURG, LLC,

ASA LINDEN, LLC,

ASA OPCO HOLDINGS, LLC

AND

VERASUN ENERGY CORPORATION,

AS SELLERS

*	In accordance with Item 601(b)(2) of Regulation S-K, the schedules and similar attachments to the asset purchase agreement in this exhibit, which schedules and similar attachments are listed in the table of contents of the asset purchase agreement, have not been filed. The registrant agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

TABLE OF CONTENTS

	ARTICLE 1

	Definitions

1.1	Definitions	2
1.2	Other Definitions and Interpretive Matters	11

	ARTICLE 2

	Purchase and Sale

2.1	Purchase and Sale	12
2.2	Excluded Assets	14
2.3	Assumed Liabilities	15
2.4	Excluded Liabilities	16
2.5	Assignments; Cure Costs	16
2.6	Covenant Not to Sue	17
2.7	Further Assurances	17

	ARTICLE 3

	Purchase Price

3.1	Purchase Price	18
3.2	Closing Date Payment	18
3.3	Discharge of Assumed Liabilities After Closing	18
3.4	Allocation of Purchase Price	18

	ARTICLE 4

	Closing

4.1	Closing Date	19
4.2	Buyer’s Representative and Purchasing Designees’ Deliveries	20
4.3	Sellers’ Deliveries	20

	ARTICLE 5

	Representations and Warranties of Sellers

5.1	Organization and Good Standing	21
5.2	Subsidiaries	21
5.3	Authority; Validity; Consents	22
5.4	No Conflict	22
5.5	Real Property	22
5.6	Environmental and Health and Safety Matters	23

i

5.7	Title to Acquired Assets	23
5.8	Taxes	24
5.9	Legal Proceedings	24
5.10	Compliance with Legal Requirements; Permits	24
5.11	Employment Matters	25
5.12	Employee Benefits	25
5.13	Sellers’ Intellectual Property	26
5.14	Assigned Contracts	26
5.15	Brokers or Finders	27
5.16	Nameplate Capacity	27

	ARTICLE 6

	Representations and Warranties of Buyer

6.1	Organization and Good Standing	27
6.2	Power and Authority	27
6.3	Authority; Validity; Consents	27
6.4	No Conflict	28
6.5	Availability of Funds	28
6.6	Litigation	28
6.7	Brokers or Finders	28
6.8	First Lien Direction	28
6.9	Buyer’s Acknowledgment	28

	ARTICLE 7

	Action Prior to the Closing Date

7.1	Investigation of the Business by Buyer	29
7.2	Operations Prior to the Closing Date	29
7.3	HSR Act; Reasonable Best Efforts	30
7.4	Bankruptcy Court Approval	31
7.5	Communications with Customers and Suppliers	32
7.6	Transition Services	32
7.7	637 Registrations; Alcohol Fuel Plant Permits	32
7.8	Notification of Breach; Disclosure	33
7.9	Updates to Schedule 5.11(a) and WARN List	33
7.10	Letters of Credit	33

	ARTICLE 8

	Additional Agreements

8.1	Taxes	34
8.2	Payments Received	35
8.3	Assigned Contracts; Adequate Assurance and Performance	35

8.4	Post-Closing Books and Records and Personnel	35
8.5	No Other Representations or Warranties	36
8.6	Acquired Assets “AS IS”; Purchasing Designee’s Acknowledgment Regarding Same	36
8.7	First Lien Direction and Restriction on Transfer of Claims	37
8.8	Financing	37

	ARTICLE 9

	Conditions Precedent to Obligations of Purchasing Designees to Close
9.1	Accuracy of Representations	38
9.2	Sellers’ Performance	38
9.3	No Order	38
9.4	Governmental Authorizations	38
9.5	Sellers’ Deliveries	38
9.6	Sale Order	39
9.7	Application of Albion Sale Proceeds to DIP Facility Obligations	39

	ARTICLE 10

	Conditions Precedent to the Obligation of Sellers to Close

10.1	Accuracy of Representations	39
10.2	Sale Order in Effect	39
10.3	Purchasing Designees’ Performance	39
10.4	No Order	40
10.5	Governmental Authorizations	40
10.6	Purchasing Designees’ Deliveries	40
10.7	Identification of Purchasing Designees	40

	ARTICLE 11

	Termination

11.1	Termination Events	40
11.2	Effect of Termination	42

	ARTICLE 12

	General Provisions

12.1	Survival	42
12.2	Confidentiality	42
12.3	Public Announcements	43
12.4	Notices	43
12.5	Waiver	44

12.6	Entire Agreement; Amendment	44
12.7	Assignment	44
12.8	Severability	45
12.9	Expenses	45
12.10	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	45
12.11	Counterparts	46
12.12	Parties in Interest; No Third Party Beneficiaries	46
12.13	Non-Recourse	46
12.14	Schedules; Materiality	46
12.15	Specific Performance	46

SCHEDULES

Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Permitted Encumbrances
Schedule 2.1(a)(vi)	Acquired Real Property
Schedule 2.1(b)	Other Acquired Assets
Schedule 2.2(e)	Excluded Intellectual Property
Schedule 5.5	Real Property Matters
Schedule 5.5(a)-1	Owned Real Property
Schedule 5.5(a)-2	Leased Real Property
Schedule 5.6	Environmental and Health and Safety Matters
Schedule 5.7	Title to Acquired Assets
Schedule 5.8	Taxes
Schedule 5.8(f)	Acquired Assets Subject to Alternative Depreciation System
Schedule 5.9	Legal Proceedings
Schedule 5.10	Compliance with Legal Requirements; Permits
Schedule 5.11(a)	Facility Employees
Schedule 5.11(c)	WARN List
Schedule 5.12	Benefit Plans
Schedule 5.13(b)	Claims Relating to Intellectual Property Rights
Schedule 5.14	Enforceability of Assigned Contracts
Schedule 7.2	Operations Prior to the Closing Date
Schedule 7.10	Existing LCs

EXHIBITS

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Sellers’ Ethanol Production Facilities
Exhibit D	Form of Contract Assignment and Assumption Agreement
Exhibit E-1	Form of Bloomingburg Deed
Exhibit E-2	Form of Linden Deed

v

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 23, 2009 (the “Effective Date”), by and among WESTLB AG, NEW YORK BRANCH, in its capacity as administrative agent and sub-collateral agent under the First Lien Credit Agreement, as buyer’s representative (in such capacity, “Buyer’s Representative” together with all Purchasing Designees “Buyer”), ASA Linden, LLC, a Delaware limited liability company (“Linden”), ASA Bloomingburg, LLC, a Delaware limited liability company (“Bloomingburg”), ASA OpCo Holdings, LLC, a Delaware limited liability company (“ASA Holdings”) and VeraSun Energy Corporation, a South Dakota corporation (“Parent” and, together with ASA Holdings, Bloomingburg and Linden, the “Sellers”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

Recitals

WHEREAS, each Seller (other than ASA Holdings and Parent) is and was, prior to its reduction of operations following the Filings, engaged in the business of producing ethanol and its co-products, including distillers grains, at the Facility that bears its name (such business, the “Business”);

WHEREAS, ASA Holdings is the owner of 100% of the equity interests in Bloomingburg and Linden;

WHEREAS, Parent is party to certain Contracts related to Bloomingburg which are or may become Assigned Contracts;

WHEREAS, on October 31, 2008 (the “Petition Date”), Sellers filed a voluntary petition for relief (each a “Filing” and, together, the “Filings”) commencing cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers desire to sell to Buyer all of the Acquired Assets, and Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Acquired Assets pursuant to Sections 363 and 365 of the Bankruptcy Code; and

WHEREAS, the execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of an Order of the Bankruptcy Court under, inter alia, Sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to each Seller, all accounts receivable and other rights to payment from customers of such Seller and the full benefit of all security for such accounts receivable or rights to payment, including those consisting of all accounts receivable in respect of goods shipped or products sold or services rendered to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any claim, remedy or other right of such Seller related to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Action” means any legal action, suit or arbitration, or any inquiry, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the introductory paragraph.

“Albion” means ASA Albion, LLC, a Delaware limited liability company.

“Albion Sale Order” means the Order of the Bankruptcy Court styled “Order (A) Approving the Sale of ASA Albion, LLC Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Certain Related Relief”.

“Allocation Arbiter” has the meaning set forth in Section 3.4.

“Allocation Schedule(s)” has the meaning set forth in Section 3.4.

“ASA Holdings” has the meaning provided in the introductory paragraph.

“ASA Sellers” means Linden, Bloomingburg and ASA Holdings, collectively.

“Assigned Contracts” means the Contracts listed or described in Part A of Schedule 1.1(a), together with any of the Contracts listed on Part B of Schedule 1.1(a) that are identified as

Assigned Contracts after the date hereof and on or prior to the Designation Deadline pursuant to the penultimate paragraph of Section 2.1.

“Assignment Election” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” means the assumption agreement in the form attached hereto as Exhibit A.

“Avoidance Actions” means any and all claims for relief of any Seller under chapter 5 of the Bankruptcy Code, with the exception of any claims of any Seller under section 549 of the Bankruptcy Code.

“Bankruptcy Case” means the cases commenced by Sellers and certain of their Affiliates under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, styled In re VeraSun Energy Corporation, et al., jointly administered under Case No. 08-12606 (BLS), and pending before the Bankruptcy Court.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Benefit Plan” has the meaning set forth in Section 5.12.

“Bill of Sale” means the bill of sale substantially in the form attached hereto as Exhibit B.

“Bloomingburg” has the meaning provided in the recitals.

“Business” has the meaning set forth in the recitals and, in the case of ASA Holdings and Parent, means collectively the Business of Bloomingburg and Linden.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Equity Consideration” means the equity of the Purchasing Designee acquiring Acquired Assets from ASA Holdings (which Purchasing Designee will in turn own the equity interests in each other Purchasing Designee), which securities the First Lien Agent shall distribute ratably to the current First Lien Lenders (or to a separate special purpose company owned ratably by the First Lien Lenders) on or as soon as reasonably practicable after the Closing Date, and which securities shall be subject to documentation that shall be reasonably acceptable to the First Lien Agent.

“Buyer Termination Notice” has the meaning set forth in Section 11.1(b)(i).

“Buyer’s Representative” has the meaning provided in the introductory paragraph.

“Cargill Entities” means any of Cargill, Incorporated, Cargill Commodity Services Inc., Cargill Direct, Cargill Energy Services, AgHorizons U.S. Business Unit, Cargill Biofuels Investments, LLC, and any Affiliate or Subsidiary of any of them.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

“COBRA” means Section 4980B of the Code and Sections 601 through 609 of ERISA (together with the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 8.8(a).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral), other than a Lease, that is legally binding.

“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.

“Credit Bid” means the credit bid provided for in the First Lien Direction.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assigned Contracts.

“Deeds” means the deeds transferring title to the Owned Real Property to be delivered pursuant to Section 4.3(a), in substantially the form of Exhibit E-1 or E-2 (as applicable).

“Designation Deadline” has the meaning set forth in Section 2.1.

“DIP Credit Agreement” means the Priming Superpriority Debtor-In-Possession Credit Agreement, dated as of February 10, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”) among ASA Holdings, Albion, Bloomingburg, and Linden, jointly and severally as Borrowers, ASA Holdings as Borrowers’ Agent, each of the Lenders from time to time party thereto, VeraSun Energy Corporation, WestLB AG, New York Branch, as Administrative Agent for the Lenders, First National Bank of Omaha, as Collateral Agent for the Secured Parties, WestLB AG, New York Branch, as Issuing Bank with respect to the Letters of Credit, and WestLB AG, New York Branch, as Lead Arranger and Sole Lead Bookrunner.

“Documents” means all books, records, files, invoices, Inventory records, product specifications, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, owner or operator manuals, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used exclusively in or to the extent relating exclusively to the assets, properties, business or operations of the Business.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, or other similar restriction of any kind.

“Environmental, Health and Safety Laws” has the meaning set forth in Section 5.6(a).

“Equipment” means, with respect to any Seller, all furniture, trade fixtures, equipment, computers, machinery, apparatus, appliances, implements, signage, supplies and all other tangible personal property of every kind and description owned by such Seller and used or held for use exclusively in the Business of such Seller, other than spare parts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.12.

“Excluded Accounts Receivable” has the meaning set forth in Section 2.2(l).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Cash” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Existing LCs” has the meaning set forth in Section 7.10.

“Facilities” means the production facilities listed on Exhibit C.

“Facility Employees” means employees who are employed by or on behalf of any Seller or any of its Affiliates exclusively at one or both Facilities.

“Filing” and “Filings” have the respective meanings set forth in the recitals.

“Final Order” means an action taken or order issued by the applicable Governmental Authority as to which no stay of the action or order is in effect.

“Financing” means financing facilities available to the Purchasing Designees as of the Closing Date in an amount adequate to cover the Assumed Liabilities and other reasonably anticipated costs of operating the Business and the Facilities.

“First Lien Agent” means WestLB AG, New York Branch, as Administrative Agent and as sub-Collateral Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit Agreement, dated as of February 6, 2006 (as amended, restated, supplemented or otherwise modified from time to time), among ASA Holdings, Albion, Bloomingburg and Linden (collectively, ASA Holdings, Albion and Bloomingburg and Linden, the “Borrowers”), ASA Holdings, as Borrowers’ Agent, the lenders party thereto, WestLB AG, New York Branch, as administrative agent, First National Bank of Omaha as collateral agent and as the accounts bank, WestLB AG, New York Branch, as co-syndication agent, lead arranger, and sole lead bookrunner, First National Bank of Omaha and Standard Chartered Bank, as co-syndication agents and lead arrangers and CIT Capital USA INC. and ING Capital LLC, as co-documentation agents and lead arrangers.

“First Lien Credit Facility” means the credit facility provided under the First Lien Credit Agreement.

“First Lien Direction” means a written direction by the Required Lenders (as that term is defined in the First Lien Credit Agreement) to the First Lien Agent to credit bid in the amount of $49,500,000 of the First Lien Indebtedness per Facility for each of the Bloomingburg and Linden Facilities (for a total of $99,000,000 of the First Lien Indebtedness) toward the purchase of the Acquired Assets on the terms and conditions contained herein.

“First Lien Indebtedness” means all of the obligations outstanding under the First Lien Credit Agreement, including all pre- and post-petition interest due and owing thereunder (at the contractual default rate) and all unpaid fees and expenses related thereto, in each case at the time of Closing.

“First Lien Lenders” means the financial institutions party to the First Lien Credit Agreement on the date hereof, together with their successors and assigns permitted by the First Lien Credit Agreement.

“Finished Ethanol” means 190 proof ethanol, 200 proof ethanol and denatured ethanol.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “pollutant,” “contaminant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental, Health and Safety Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“Intellectual Property” means, with respect to any Seller, all intellectual property, including all Copyrights, Patents, Trademarks and Trade Secrets, owned, used or licensed by such Seller and used or held for use exclusively in such Seller’s Business.

“Inventory” means (i) all Finished Ethanol stored at the Facilities; (ii) all Work in Progress; (iii) all Finished Ethanol produced at the Facilities and in transit via truck or railcar; (iv) all corn stored at the Facilities or stored at third-party facilities, but only to the extent such corn is exclusively for use at any of the Facilities; (v) all dry distillers grain and wet distillers grain located at the Facilities; (vi) all spare parts located at the Facilities; and (vii) all yeast, enzymes, chemicals and denaturant located at the Facilities.

“Inventory Disposition Agreement” has the meaning set forth in Section 2.1(a)(v).

“Knowledge” means, with respect to any matter in question, in the case of ASA Sellers or Parent, the actual knowledge of any of James Bonsall, Donald Endres, Mark Dickey, Bryan Meier and Joel West with respect to such matter.

“Leases” has the meaning set forth in Section 5.5(a).

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any debt, losses, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Linden” has the meaning provided in the introductory paragraph.

“Material Adverse Effect” means a material adverse change in or material adverse effect on the Acquired Assets or the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the Filings; (ii) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; (iii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war; (iv) any hurricane, tornado, flood, earthquake or other natural disaster; (v) changes in (or proposals to change) Legal Requirements or accounting regulations or principles; (vi) any action contemplated by this Agreement or taken at the request of Buyer; (vii) changes in prices or costs of commodities or supplies; (viii) failure of Sellers to meet any internal or published projections, forecasts, estimates or predictions in respect of financial or operating metrics; or (ix) any motion, application, pleading or Order filed under or in connection with the Bankruptcy Case; and (b) any change or effect generally applicable to (I) the industries and markets in which Sellers operate or (II) economic or political conditions or the securities or financial markets in any country or region.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 5.5(a).

“Part B Contracts” means the Contracts listed on Part B of Schedule 1.1(a).

“Party” or “Parties” means, individually or collectively, Buyer and Sellers.

“Parent” has the meaning set forth in the introductory paragraph.

“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.

“Periodic Taxes” has the meaning set forth in Section 8.1(b).

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders that are necessary for Sellers to own, lease and operate their properties and assets or to carry on the Business as it is now being conducted.

“Permitted Encumbrances” means (a) liens for Taxes and assessments that are not yet due and payable or that are being contested in good faith, (b) easements, covenants, rights-of-way, conditions, restrictions, encroachments, overlaps, boundary line disputes and other similar matters of record on real property, leasehold estates or personality, and any other matters which would be disclosed by an accurate survey and inspection of any real property, that do not interfere in any material respect with Sellers’ ordinary conduct of the Business, (c) Encumbrances that constitute Assumed Liabilities (including Encumbrances arising under the Assigned Contracts), (d) Encumbrances, title exceptions or other imperfections of title caused by or resulting from the acts of Buyer or any of their respective Affiliates, employees, officers, directors, agents, contractors, invitees or licensees, (e) statutory liens and rights of set-off of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, and other Encumbrances imposed by law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30 days)) are being contested in good faith, (f) deposits and pledges securing (i) the performance of bids, tenders, leases, Contracts (other than for payment of money), statutory obligations and licenses or (ii) obligations on performance, surety or appeal bonds, (g) rights of setoff or banker’s liens or other similar Encumbrances upon deposits of cash in favor of banks or other depositary institutions, (h) local, county, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to real property, which do not, individually or in the aggregate, have a material adverse effect on the present use of the property subject thereto, (i) Encumbrances on subject goods arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (j) security given to a public or private utility or other natural gas suppliers as required in the ordinary course of business, (k) Encumbrances arising by operation of law under Article 2 of any state’s Uniform Commercial Code (or successor statute) in favor of a seller of goods or buyer of goods and (l) all matters set forth on Schedule 1.1(b).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Petition Date” has the meaning set forth in the recitals.

“Pre-Closing Designated Contract” means (i) each Contract listed or described on Part A of Schedule 1.1(a) and (ii) each of the Part B Contracts for which Buyer has delivered an Assignment Election to Sellers prior to the Closing Date.

“Pre-Paid Expenses” means, with respect to any Seller, all deposits and prepaid charges and expenses of such Seller as of the Closing Date to the extent related exclusively to such Seller’s Business.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchasing Designee” has the meaning provided in Section 10.7.

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Motion” means the motion styled “Motion Pursuant to 11 U.S.C. §§ 105(a), 363, 365 and Fed. R. Bankr. P. 2002, 6004, 6006 for (I) Entry of an Order (A) Establishing Bidding and Auction Procedures Related to the Sale of Some or All of the Debtors’ Assets; (B) Approving Bid Protections for Sale of VSE Assets; (C) Establishing Procedures for the Debtors to Enter into Additional Stalking Horse Agreements with Bid Protections in Connection with Sale of Assets; (D) Scheduling an Auction and Sale Hearing for the Sale of the Debtors’ Assets; (E) Permitting Credit Bidding Pursuant to Bankruptcy Code Section 363(K); (F) Establishing Certain Notice Procedures for Determining Cure Amounts; (G) Approving Form and Manner of Notice of All Procedures, Protections, Schedules and Agreements; and (H) Granting Certain Related Relief; and (II) Entry of an Order (A) Approving the Sale of Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (C) Granting Certain Related Relief” and filed with the Bankruptcy Court on February 6, 2009 (Docket No. 622 in the Bankruptcy Case).

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby.

“Seller Termination Notice” has the meaning set forth in Section 11.1(c).

“Sellers” has the meaning set forth in the introductory paragraph.

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect a majority of the directors or similar managing body.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.

“Tax Return” means any return, declaration, report, claim for refund, information return, form or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Trade Secrets” means trade secrets and other confidential and proprietary information and know-how and, for avoidance of doubt, does not include any of the Assigned Contracts.

“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 8.1(a).

“Transferred Employee” has the meaning set forth in Section 2.3(e).

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Work in Progress” means all unfinished ethanol (or ethanol components) still involved in the production process (i.e., not Finished Ethanol) and located in fermentation devices, distillation devices, piping or elsewhere within the Facilities, as well as all grains and grain products still involved in the production process (i.e., not yet ready to be marketed as dry, modified or wet distillers grains) and located anywhere within the Facilities.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Legal Requirement, and the rules and regulations thereunder.

“WARN List” has the meaning set forth in Section 5.11(c).

1.2 Other Definitions and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ means U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, each Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to the applicable Purchasing Designee, and the applicable Purchasing Designee shall purchase, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of the respective Seller in, to or under the following (collectively, the “Acquired Assets”):

(a) all of the properties and assets of such Seller (other than the Excluded Assets) of every kind and description, wherever located, real, personal or mixed, tangible or intangible, to the extent owned, leased, licensed, used or held for use exclusively in or relating exclusively to the Business of such Seller, as the same shall exist on the Closing Date, including all right, title and interest of such Seller in, to or under:

(i) all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits (other than the Excluded Cash);

(ii) Inventory;

(iii) Equipment;

(iv) Assigned Contracts;

(v) all Accounts Receivable, other than Accounts Receivable in respect of any Finished Ethanol or dry distillers grain sold by the Sellers on or after March 1, 2009 under the inventory disposition agreement confirmed by the Sellers pursuant to that certain email dated February 27, 2009 at 9:54 Central Standard Time from John K. Lyons to Robert G. Parish (the “Inventory Disposition Agreement”);

(vi) Owned Real Property listed or described on Schedule 2.1(a)(vi);

(vii) all Permits and pending applications therefor, in each case to the extent assignable;

(viii) Intellectual Property other than Intellectual Property included in the Excluded Assets;

(ix) the Pre-Paid Expenses, other than Pre-Paid Expenses paid to Haas TCM Processing, LLC attributable to periods occurring prior to the Petition Date;

(x) all telephone, telex and telephone facsimile numbers and other directory listings, to the extent assignable;

(xi) all insurance policies and rights to proceeds thereof relating to its Business, to the extent assignable;

(xii) all goodwill associated with its Business;

(xiii) all causes of action of such Seller against third parties (including any Cargill Entities) arising out of events occurring prior to the Closing Date, including and, for the avoidance of doubt, arising out of events occurring prior to the Petition Date, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, excluding only the rights, claims and causes of action that are identified as Excluded Assets in Section 2.2;

(xiv) any rights it has or retains in any security given by it to a public or private utility or other natural gas suppliers; and

(xv) all other or additional privileges, rights and interests associated with the Acquired Assets described in this Section 2.1(a) of every kind and description and wherever located to the extent that they are or have been used or intended for use exclusively in connection with its Business;

(b) the assets of such Seller listed on Schedule 2.1(b); and

(c) to the extent available and permitted by applicable Legal Requirements, all Documents that relate exclusively to any of the Acquired Assets specified in Section 2.1(a) or Section 2.1(b), provided that such Seller may retain copies of such Documents.

At any time up to 5:00 p.m., Central Time, on the day that is thirty (30) days following the Closing Date (the “Designation Deadline”), Buyer, in its discretion by written notice to Sellers (such notice to be signed and dated by Buyer), may include as Assigned Contracts any Part B Contracts, and, in such circumstances, such Contracts shall constitute Assigned Contracts and shall not form part of Excluded Assets, and Buyer shall acquire all rights and assume all Liabilities with respect thereto in accordance with this Article 2 effective as of the Designation Deadline or effective as of the Closing Date to the extent such Part B Contracts are Pre-Closing Designated Contracts (each such notice, an “Assignment Election”). Buyer and Sellers shall cause each of the Part B Contracts for which Buyer delivers an Assignment Election prior to the Designation Deadline to be assumed by and assigned to the applicable Purchasing Designee set forth in the Assignment Election pursuant to one or more contract assignment and assumption agreements, in the form attached hereto as Exhibit D, duly executed by each applicable Seller and Purchasing Designee. Upon Buyer’s reasonable request, Sellers shall provide additional information as to the rights and Liabilities under the Part B Contracts sufficient for Buyer to make an informed assessment whether to make an Assignment Election with respect to such Part B Contracts hereunder, including, without limitation, providing Buyer with Cure Costs information in connection with such Part B Contracts.

At any time prior to five (5) Business Days prior to the Closing Date, Buyer may, in its discretion by written notice to Sellers, designate any of the Acquired Assets as additional Excluded Assets, which notice shall set forth in reasonable detail the Acquired Assets so designated. Buyer acknowledges and agrees that there shall be no reduction in the Purchase Price if it elects to designate any Acquired Assets as Excluded Assets. Notwithstanding any other provision hereof, the Liabilities of Sellers under or related to any Acquired Asset excluded under this paragraph will constitute Excluded Liabilities.

2.2 Excluded Assets.

The Acquired Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) the Purchase Price delivered to Sellers pursuant to this Agreement;

(b) (i) cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits in respect of any dry distillers grain sold by the Sellers on or after March 1, 2009 under the Inventory Disposition Agreement and (ii) any other cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits (exclusive of the cash and cash equivalents described in the immediately foregoing clause (i)) in an aggregate amount up to, and not in excess of, $2,792,000 (which amount includes, for the avoidance of doubt, proceeds from the drawing in full of the loans under the DIP Credit Agreement, proceeds from the sale of Finished Ethanol pursuant to the Inventory Disposition Agreement and other cash on hand) (collectively, the “Excluded Cash”);

(c) all Owned Real Property not listed or described on Schedule 2.1(a)(vi);

(d) all Trade Secrets;

(e) the intellectual property listed or described on Schedule 2.2(e);

(f) all capitalized leases other than pursuant to any Assigned Contract;

(g) any shares of capital stock or other equity interest of Sellers or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of Sellers;

(h) all minute books, stock ledgers, corporate seals and stock certificates of Sellers;

(i) any Contract that is not an Assigned Contract;

(j) any Lease;

(k) any Tax refunds or credits to the extent associated with any period prior to the Closing Date;

(l) all Accounts Receivable in respect of any Finished Ethanol or dry distillers grain sold by the Sellers on or after March 1, 2009 under the Inventory Disposition Agreement (the “Excluded Accounts Receivable”);

(m) all telephone, telex and telephone facsimile numbers and other directory listings not used exclusively in connection with the Business;

(n) all Permits and pending applications therefor other than those specified in Section 2.1(a)(vii);

(o) except for any properties or assets of Sellers listed on Schedule 2.1(b) or specified in Section 2.1(c), any properties and assets of Sellers not related exclusively to, used exclusively in or held for use exclusively in the Business;

(p) the Avoidance Actions;

(q) Pre-Paid Expenses paid to Haas TCM Processing, LLC attributable to periods occurring prior to the Petition Date;

(r) any rights, claims or causes of action of such Seller under this Agreement or any other Transaction Document; and

(s) all properties and assets of Parent other than all right, title and interest of Parent in, to or under any Assigned Contract.

2.3 Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, each respective Purchasing Designee shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “Assumed Liabilities”) and no others:

(a) Acquired Assets. All Liabilities of each respective Seller arising after the Closing Date with respect to the Acquired Assets or, in the case of each of Bloomingburg and Linden, the operation of its Business following the Closing.

(b) Assigned Contracts. All Liabilities of each respective Seller under the Assigned Contracts in, to or under which such respective Seller has any right, title or interest.

(c) Taxes. Each respective Seller’s Liability for Taxes, to the extent provided in Section 8.1.

(d) WARN Act Liabilities. All Liabilities that may arise under the WARN Act as a result of the WARN Act being triggered at either Facility on or after the Closing Date, including all such Liabilities to (i) any Facility Employees terminated by any Seller or any of its Affiliates within the ninety (90) day period ending on the Closing Date who are listed on the WARN List and (ii) any Facility Employees employed immediately prior to Closing who are listed on Schedule 5.11(a) (as may be updated pursuant to Section 7.9(a)) and who are not offered employment by Buyer, effective as of the Closing Date, at the same location and annual rate of pay and otherwise on substantially similar terms, in the aggregate, as those under which the Facility Employee was employed immediately prior to Closing.

(e) Transferred Employees. All Liabilities with respect to claims arising out of the employment by Buyer of any Facility Employee who, in the sole discretion of Buyer, is offered employment by Buyer and who becomes employed by Buyer on or after the Closing Date (each such employee, a “Transferred Employee”).

(f) Cure Costs. All Cure Costs which are to be satisfied by Buyer as contemplated by Section 2.5.

2.4 Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Sellers, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). Excluded Liabilities shall include any and all Liabilities with respect to Taxes arising out of an audit, examination or other administrative or judicial proceeding or adjustment by any taxing authority relating to or arising out of a period prior to the Closing Date, as described in Section 8.1.

2.5 Assignments; Cure Costs.

(a) Each Seller shall transfer and assign all of its respective Assigned Contracts to the respective Purchasing Designee, and each such Purchasing Designee shall assume all Assigned Contracts from the respective Seller pursuant to Section 365 of the Bankruptcy Code and the Sale Order either (i) as of the Closing Date with respect to the Pre-Closing Designated Contracts or (ii) as of the Designation Deadline with respect to the Part B Contracts for which Buyer delivers an Assignment Election on or after the Closing Date, but prior to the Designation Deadline. Buyer agrees to promptly satisfy all Cure Costs, as and when such Cure Costs become due, in respect of any Assigned Contracts that are Part B Contracts for which Buyer delivers an Assignment Election on or after the Effective Date and prior to the Designation Deadline. Seller agrees to promptly satisfy all Cure Costs, as and when such Cure Costs become due, in respect of any Assigned Contracts listed on Part A of Schedule 1.1(a) on the Effective Date.

(b) With respect to any Part B Contract for which Buyer has not delivered an Assignment Election prior to the Closing Date, Buyer shall pay to the counterparty under such Part B Contract (or reimburse Sellers for any such payment made by Sellers) any amounts due and payable for services rendered, goods provided or benefits obtained by Buyer thereunder on or after the Closing Date and prior to the Designation Deadline. After the Designation Deadline, Sellers may in their sole and absolute discretion, subject to applicable Legal Requirements, assume, assign or reject any Contract other than an Assigned Contract.

(c) From the Effective Date through and including the Designation Deadline, Sellers shall not reject any Assigned Contract or any Part B Contract unless otherwise agreed to in writing by Buyer.

(d) To the maximum extent permitted by the Bankruptcy Code, the Acquired Assets shall be transferred to the respective Purchasing Designee pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in an Order or this Agreement, as applicable. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer any asset or assign any right thereunder if an attempted transfer or assignment without the consent of a third party, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), would constitute a breach or in any way adversely affect the rights of Buyer or Sellers thereunder. If with respect to any Acquired Asset such consent is not obtained or such assignment or transfer is not attainable pursuant to Sections 105, 363 or 365 of the Bankruptcy Code other than as a result of the failure to pay Cure Costs (other than Cure Costs to be paid by Buyer pursuant to this Section 2.5), then such Acquired Asset shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the Purchase Price. In the case of licenses, certificates, approvals, authorizations, leases, Contracts and other commitments included in the Acquired Assets (i) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer in endeavoring to obtain such consent and, if any such consent is not obtained, Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in all reasonable respects to provide to the applicable Purchasing Designee the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to the applicable Purchasing Designee the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that nothing in this Section 2.5(d) shall (x) require Sellers to make any expenditure or incur any obligation on their own or on behalf of Buyer or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing.

2.6 Covenant Not to Sue.

The parties acknowledge that certain Trade Secrets owned by Sellers exist in the Facilities or in the knowledge of the individuals employed at the Facilities as of the Closing Date. Sellers shall not challenge Buyer’s or its Affiliates’ use of such Trade Secrets for any purpose. Buyer acknowledges that Sellers may use or permit others to use such Trade Secrets for any purpose, and Buyer shall not challenge such use.

2.7 Further Assurances.

At the Closing, and at all times thereafter as may be necessary, Sellers shall execute and deliver to the respective Purchasing Designees such other instruments of transfer as shall be reasonably necessary or appropriate to vest in each such Purchasing Designee good and indefeasible title to its Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by each Seller and assumption by the applicable Purchasing Designee of its Assigned Contracts, and each such Seller, on the one hand, and each such Purchasing Designee, on the other hand, shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement; provided that nothing in this Section 2.7 shall (x) require Sellers to make any expenditure or incur any obligation on its own or on behalf of Buyer or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price.

The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to or under all of the Acquired Assets shall consist of:

(a) the Credit Bid; and

(b) the assumption of the Assumed Liabilities.

3.2 Closing Date Payment.

At the Closing (or as soon as reasonably practical thereafter), the Purchasing Designees shall deliver the Buyer Equity Consideration to the First Lien Agent for distribution to the First Lien Lenders.

3.3 Discharge of Assumed Liabilities After Closing.

Each Purchasing Designee shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms and subject to the respective conditions thereof.

3.4 Allocation of Purchase Price.

Within forty-five (45) days following the Closing, Buyer shall deliver to Sellers for Sellers’ review and approval allocation schedule(s) (the “Allocation Schedule(s)”) allocating the Purchase Price, including the Assumed Liabilities that are liabilities for federal income Tax purposes, among the Acquired Assets. The Allocation Schedule(s) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Sellers agree that, following its approval of the Allocation Schedule(s), such approval not to be unreasonably withheld, Sellers shall sign the Allocation Schedule(s) and return an executed copy thereof to Buyer, it being understood and agreed that on or before the twentieth (20th) Business Day following their receipt of the Allocation Schedule(s) from Buyer as herein provided, Sellers shall either deliver an executed copy thereof to Buyer or, in the event that Sellers shall have objections to all or any portion of the Allocation Schedule(s), Sellers shall deliver to Buyer a written objection to such Allocation Schedule(s), which written objection shall set forth in reasonable detail the basis for the objections of Sellers thereto. In the event that Sellers shall deliver to Buyer a written objection to the Allocation Schedule(s), Sellers and Buyer shall thereafter work in good faith to resolve any and all objections set forth therein and, upon such resolution, shall promptly execute and deliver to the other a signed copy of the Allocation Schedule(s) reflecting such resolution. If Sellers and Buyer are unable to resolve any material differences with regard to the allocation of the Purchase Price within fifteen (15) Business Days after Sellers’ delivery of such written objection, then any disputed matters will be finally and conclusively determined by an independent certified public accounting firm or independent certified appraisal firm (the “Allocation Arbiter”) mutually agreed upon by Buyer and Sellers (such agreement not be unreasonably withheld or delayed by Buyer or Sellers). Buyer and Sellers shall instruct the Allocation Arbiter to promptly, but not later than fifteen (15) days after its acceptance of appointment, determine (based solely upon representations of Buyer and Sellers and not by independent review) only those matters in dispute and render a written report as to the disputed matters and the resulting allocation. Such a determination by the Allocation Arbiter shall, absent manifest error, be conclusive and binding on the Parties, and, upon such determination, each of Buyer, on the one hand, and Sellers, on the other hand, shall promptly execute and deliver to the other a signed copy of the Allocation Schedule(s) reflecting such determination. The Allocation Arbiter’s fees and expenses shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Purchasing Designees and Sellers will each file IRS Forms 8594, and all Tax Returns, in accordance with the Allocation Schedule(s) that are established pursuant to the terms of this Section 3.4. Sellers, on the one hand, and Purchasing Designees, on the other hand, each agree to provide the other promptly with any other information required to complete IRS Forms 8594.

ARTICLE 4

CLOSING

4.1 Closing Date.

Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities (other than those pertaining to Assigned Contracts for which an Assignment Election is made by Buyer after the Closing Date) contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois no later than the third (3rd) Business Day following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or at such other place or time as Buyer and Sellers may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

4.2 Buyer’s Representative and Purchasing Designees’ Deliveries.

At the Closing, Buyer’s Representative and Purchasing Designees, as applicable, shall deliver to Sellers:

(a) a copy of each Purchasing Designee’s certificate of formation, certified as of a recent date by the Secretary of State of the State of Delaware;

(b) a copy of each Purchasing Designee’s limited liability company agreement as in effect on the Closing Date;

(c) a certificate of good standing of each Purchasing Designee issued as of a recent date by the Secretary of State of the State of Delaware;

(d) a certificate of an authorized officer or manager of each Purchasing Designee, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (A) there having been no amendments to the certificate of formation of such Purchasing Designee since the date of the certified certificate of formation delivered pursuant to Section 4.2(a); (B) such Purchasing Designee’s authorization to execute and perform its obligations under the Transaction Documents to which it is a party; and (C) incumbency and signatures of the authorized representatives of such Purchasing Designee executing the Transaction Documents;

(e) Assumption Agreements, each one duly executed by the relevant Purchasing Designee;

(f) executed counterparts of one or more contract assignment and assumption agreements with respect to each of the Assigned Contracts that is a Pre-Closing Designated Contract, in the form attached hereto as Exhibit D, assigning to the respective Purchasing Designee all of the respective Seller’s right, title and interest in, to or under such Assigned Contracts;

(g) each other Transaction Document to which any Purchasing Designee or Buyer’s Representative is a party, duly executed by such Purchasing Designee or Buyer’s Representative;

(h) the certificates of Buyer’s Representative and each Purchasing Designee to be received by Sellers pursuant to Sections 10.1 and 10.3; and

(i) such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to the respective Purchasing Designees.

4.3 Sellers’ Deliveries.

At the Closing, each Seller shall deliver to Buyer:

(a) its respective Bill of Sale, Assumption Agreement, Deeds and each other Transaction Document to which it is a party, duly executed by it;

(b) with respect to such Seller’s Owned Real Property, any existing surveys, legal descriptions and title policies or title search reports that are in the possession of such Seller;

(c) a certified copy of the Sale Order;

(d) the certificates of such Seller to be received by Buyer pursuant to Sections 9.1 and 9.2;

(e) a certificate executed by such Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(f) copies of all Existing LCs; and

(g) such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in the respective Purchasing Designee all the right, title and interest of such Seller in, to or under any or all of such Seller’s Acquired Assets.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Parent (but only with respect to Sections 5.1, 5.3, 5.4, 5.7, 5.8, 5.9, 5.14, 5.15 and 5.16) and each of the ASA Sellers represent and warrant to Buyer as follows, except as disclosed in the Parent’s reports, registration statements and prospectuses filed with the Securities and Exchange Commission prior to the Effective Date:

5.1 Organization and Good Standing.

Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2 Subsidiaries.

Each ASA Seller does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, membership interests or other equity interests in any Person other than ASA Holdings’ ownership of 100% of the equity of Albion, Linden and Bloomingburg.

5.3 Authority; Validity; Consents.

Each Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate or limited liability company action. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by such Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to requisite Bankruptcy Court approval, except (x) as may be required to comply with the HSR Act, (y) for entry of the Sale Order and (z) for notices, filings and consents required in connection with the Bankruptcy Case, no Seller is required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, have a Material Adverse Effect.

5.4 No Conflict.

When the consents and other actions described in Section 5.3 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of any Seller under (a) any Order or (b) any Legal Requirement, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.5 Real Property.

(a) Schedule 5.5(a)-1 lists, as of the Effective Date, all real property which is owned by each ASA Seller (collectively, the “Owned Real Property”). Schedule 5.5(a)-2 lists, as of the Effective Date, all unexpired leases or other occupancy agreements (collectively, “Leases”) for real property under which any ASA Seller is a lessee (or the equivalent). ASA Sellers have provided true, complete and correct copies of the Leases to Buyer, including any amendments thereto.

(b) Except as set forth on Schedule 5.5, ASA Sellers have not received written notice of, and, to ASA Sellers’ Knowledge, there is no threatened (A) condemnation, eminent domain, expropriation or similar Proceeding affecting the Owned Real Property, (B) Proceeding to change the zoning classification of any portion of the Owned Real Property or (C) imposition of any special assessments for public betterments affecting the Owned Real Property, which in the case of each of clauses (A), (B) and (C) would have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as set forth on Schedule 5.5, the Owned Real Property used by each ASA Seller, and the present uses of the Owned Real Property by each ASA Seller, are in compliance with, and not in default under or in violation of, any building, zoning, land use, public health, public safety, sewage, water, sanitation or other comparable Legal Requirement, except for such instances of noncompliance, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

5.6 Environmental and Health and Safety Matters.

Except as set forth on Schedule 5.6 or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) the current operations of the Business comply with, and are not subject to any Order that is not generally applicable to Persons engaged in a business similar to the Business with respect to, any Legal Requirements concerning environmental, health or safety matters (“Environmental, Health and Safety Laws”), and no ASA Seller has received written notice alleging that the activities of its respective Business are in violation of any Environmental Health and Safety Laws;

(b) to ASA Sellers’ Knowledge, there has been no Release of any Hazardous Substances that requires reporting under applicable Environmental, Health and Safety Laws at, on or under any of the ASA Sellers’ Owned Real Property, and none of such properties has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended; and

(c) ASA Sellers have made available or provided Buyer with copies of all material documents, records and information in ASA Sellers’ possession concerning the condition of the environment at any of the Owned Real Property, whether generated by ASA Sellers or others, including environmental audits and environmental site assessments.

5.7 Title to Acquired Assets.

Immediately prior to Closing, each Seller will have, and, upon delivery to the respective Purchasing Designees on the Closing Date of the instruments of transfer contemplated by Section 4.3, and subject to the terms of the Sale Order, each Seller will thereby transfer to the respective Purchasing Designee, good title to, or, in the case of property leased or licensed by such Seller, a valid leasehold or licensed interest in, all of the Acquired Assets, free and clear of all Encumbrances, except (a) as set forth on Schedule 5.7, (b) for the Assumed Liabilities and (c) for Permitted Encumbrances.

5.8 Taxes.

(a) Except as set forth on Schedule 5.8, each Seller has timely, completely and accurately filed all U.S. federal and all other material Tax Returns required to be filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted, or to be obtained on behalf of, such Seller), and all Taxes shown to be payable or required to be withheld on such Tax Returns have been paid and/or withheld, except for real property Taxes responsibility for which is allocated between Purchasing Designees and Sellers in accordance with Section 8.1(b).

(b) Except as set forth on Schedule 5.8, no Seller has any outstanding liability for the payment of material amounts with respect to Taxes, including as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of succeeding to such liability as a result of merger, conversion or asset transfer that could or has attached to an Acquired Asset as an Encumbrance (other than Permitted Encumbrances).

(c) Except as set forth on Schedule 5.8, on the Effective Date, (i) no material examination or audit of any Tax Return of any Seller is ongoing or pending (and to the Knowledge of any Seller, is not threatened) by any Governmental Authority; (ii) no material adjustment has been proposed in writing with respect to any such Tax Returns for the last six (6) fiscal years by any Governmental Authority; and (iii) no material claim has been made in writing within the last six (6) years by any Governmental Authority in a jurisdiction where any Seller does not file Tax Returns to the effect that such filings may be required with respect to the Acquired Assets by that jurisdiction.

(d) No Seller has engaged in a reportable transaction within the meaning of Section 1.6011-4 of the Treasury Regulations.

(e) No Seller has assigned or otherwise transferred (other than to Purchasing Designees) the right to receive any refund or tax credits.

(f) Except as disclosed on Schedule 5.8(f), none of the Acquired Assets is subject to the alternative depreciation system within the meaning of Section 168(g) of the Code.

5.9 Legal Proceedings.

Except for the Bankruptcy Case and as set forth on Schedule 5.9, as of the Effective Date, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any ASA Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would have, individually or in the aggregate, a Material Adverse Effect.

5.10 Compliance with Legal Requirements; Permits.

Except as set forth in Schedule 5.10, and except as would not, individually or in the aggregate, have a Material Adverse Effect, each ASA Seller is not in violation of any Legal Requirement applicable to the operation of its respective Business and holds all Permits required for such ASA Seller to conduct its respective Business as it is currently conducted.

Notwithstanding the foregoing, this Section 5.10 shall not apply to employment matters, employee benefits matters, intellectual property, Taxes or environmental and health and safety matters, which are the subject exclusively of the representations and warranties in Section 5.11, Section 5.12, Section 5.13, Section 5.8 and Section 5.6, respectively.

5.11 Employment Matters.

(a) Schedule 5.11(a) sets forth a true, accurate and complete list of each Facility Employee as of the Effective Date (and, after being updated as required pursuant to Section 7.9(a), as of the Closing Date), together with his or her name, Facility location, job title and full time or part time employment status for purposes of the WARN Act. There are no collective bargaining agreements to which any ASA Seller is a party relating to any Facility Employee, and there is no pending application for certification of a collective bargaining agent involving any ASA Seller and any Facility Employee. There is no pending or, to ASA Sellers’ Knowledge, threatened, strike, slowdown, picketing or work stoppage involving any ASA Seller and any Facility Employee. Each Seller has complied with (w) until the time immediately prior to Closing, the WARN Act with respect to all Facility Employees in all material respects, (x) COBRA in all material respects, and (y) except as would not, individually or in the aggregate, have a Material Adverse Effect, all other employment and employee benefits related laws, including without limitation wages and hours, worker classification, labor, non-discrimination, workplace policies and procedures, tax reporting and withholding, ERISA, the Code and immigration. During the ninety (90) day period ending immediately prior to Closing, Sellers have not engaged in any conduct resulting in an employment loss (as defined in the WARN Act) for a sufficient number of Facility Employees at either Facility which would trigger the WARN Act at either Facility.

(b) Except as listed on Schedule 5.11(a), there are no persons employed by ASA Sellers or any of their Affiliates (whether full-time or part-time) who exclusively work at the Facilities or whose jobs relate exclusively to the Facilities. None of the Facility Employees is subject to any employment agreement, whether written or oral.

(c) Schedule 5.11(c) sets forth a true, accurate and complete list of each Facility Employee (a) who has experienced an employment loss (as defined by the WARN Act) within the ninety (90) day period ending on the Effective Date (and, after such Schedule has been updated as required pursuant to Section 7.9(b), within the ninety (90) day period ending immediately prior to the Closing Date), indicating (x) each such employee’s name, Facility location(s), job title and full time or part time employment status for WARN Act purposes (such list, as may be updated pursuant to Section 7.9(b), the “WARN List”).

5.12 Employee Benefits.

Schedule 5.12 sets forth a true and complete list of each material (i) deferred compensation plan, (ii) incentive compensation plan, (iii) equity compensation plan, (iv) “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA), (v) “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) (vi) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (vii) employment (other than offer letters entered into in the ordinary course of the Business), termination, severance or “change in control” agreement and (viii) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Sellers or by any Person, trade or business, whether or not incorporated, that together with Sellers would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which Sellers or any ERISA Affiliate is party, for the benefit of any Facility Employee (each such plan, whether or not material, is referred to herein as a “Benefit Plan”). None of the Sellers nor any ERISA Affiliate has within the six year period immediately preceding the date hereof sponsored, maintained, participated in or incurred any liability in respect of any defined benefit pension plan subject to Section 412 of the Code or Title IV of ERISA or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. None of the Benefit Plans provides for welfare benefits to former employees, other than pursuant to COBRA.

5.13 Sellers’ Intellectual Property.

(a) ASA Sellers do not own any U.S. or foreign (i) issued Patents or pending applications for Patents; (ii) registered Trademarks or pending applications for Trademarks; or (iii) registered Copyrights or pending applications for Copyrights.

(b) Except as disclosed on Schedule 5.13(b), and except as would not, individually or in the aggregate, have a Material Adverse Effect, to ASA Sellers’ Knowledge, (i) the conduct of the Business by ASA Seller as currently conducted or as conducted within the past two (2) years (including the products and services currently sold or provided by ASA Sellers) does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against any ASA Seller, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by any ASA Seller, and no such claims are pending or threatened in writing against any Person by any ASA Seller.

5.14 Assigned Contracts.

Each Assigned Contract listed or described in Schedule 1.1(a) is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity, (y) as set forth on Schedule 5.14 and (z) as would not, individually or in the aggregate, have a Material Adverse Effect. Upon entry of the Sale Order and payment of the Cure Costs, (i) Sellers will not be in breach or default of its obligations under any such Assigned Contract, (ii) no condition exists that with notice or lapse of time or both would constitute a default by any Seller under any such Assigned Contract and (iii) to Sellers’ Knowledge, no other party to any such Assigned Contract is in breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

5.15 Brokers or Finders.

Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions, in each case except to the extent that such fees, commissions and other similar payments constitute Assumed Liabilities.

5.16 Nameplate Capacity.

The aggregate nameplate capacity of the Facilities, taken together, is three hundred and thirty million (330,000,000) gallons-per-year.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer’s Representative and each Purchasing Designee represents and warrants to Sellers, as follows:

6.1 Organization and Good Standing.

In the case of each Purchasing Designee, it is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. In the case of Buyer’s Representative it is a New York branch of a bank organized and existing under the laws of the Federal Republic of Germany.

6.2 Power and Authority.

It has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.3 Authority; Validity; Consents.

It has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company (or, with respect to Buyer’s Representative, other) actions in respect thereof. This Agreement has been duly and validly executed and delivered by it and each other Transaction Document to which it is a party will be duly and validly executed and delivered by it at the Closing. This Agreement and the other Transaction Documents to which it is a party constitute the legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except as may be required to comply with the HSR Act, it is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated hereby or thereby that has not been made or obtained.

6.4 No Conflict.

When the consents and other actions described in Section 6.3 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein by it will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of it under (a) any agreement, indenture, or other instrument to which it is bound, (b) its certificate of formation or limited liability company agreement or other comparable documents, (c) any Order or (d) any Legal Requirement.

6.5 Availability of Funds.

It has, and at the Closing will have, sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement (including satisfying the Assumed Liabilities) and the other Transaction Documents.

6.6 Litigation.

There are no Proceedings pending or, to its knowledge, threatened, that would affect its ability to perform its obligations under this Agreement or any other Transaction Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

6.7 Brokers or Finders.

Neither it nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable.

6.8 First Lien Direction.

Buyer’s Representative, as First Lien Agent, has received the First Lien Direction from the First Lien Lenders holding the requisite authority to authorize the Credit Bid.

6.9 Buyer’s Acknowledgment.

Buyer is not aware of any facts or circumstances that (with or without notice or lapse of time or both) would cause any representations or warranties of Sellers to be untrue or incorrect in any respect.

ARTICLE 7

ACTION PRIOR TO THE CLOSING DATE

7.1 Investigation of the Business by Buyer.

After the Effective Date and prior to the Closing Date, Sellers shall, in accordance with reasonable procedures to be established in good faith by mutual agreement of Sellers and Buyer, (a) afford Buyer’s authorized Representatives access during normal business hours to the offices, properties, key employees, outside accountants, agreements and other documentation and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Acquired Assets and the Assumed Liabilities to the extent Buyer reasonably deems necessary, and permit Buyer and its authorized Representatives to make copies of such materials, (b) furnish to Buyer or its authorized Representatives such additional information concerning the Acquired Assets, the Business and the Assumed Liabilities as shall be reasonably requested by Buyer or its authorized Representatives and (c) use commercially reasonable efforts to cause their outside accountants and outside counsel to cooperate with Buyer in its investigation; provided that Buyer shall submit to Sellers requests for such access, information or cooperation, including reasonable detail regarding the requested access, information or cooperation, a reasonable period in advance of the time at which such access, information or cooperation is to be provided, and all such requests shall be submitted only to Mark Dickey, General Counsel, as Sellers’ designated representative, or to such other individuals as Mr. Dickey may designate from time to time to receive such requests. Notwithstanding anything herein to the contrary, no such access, information or cooperation shall be permitted or required to the extent that it would require Sellers to disclose information subject to attorney-client privilege.

7.2 Operations Prior to the Closing Date.

Sellers covenant and agree that, except (v) as contemplated by this Agreement, (w) as disclosed in Schedule 7.2 or any other Schedule as of the date hereof, (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), (y) as required by, arising out of, relating to or resulting from the Filings or otherwise approved by the Bankruptcy Court and (z) as otherwise required by Legal Requirements, after the Effective Date and prior to the Closing Date:

(a) Sellers shall use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession and the idling status of the Facilities, to carry on the Business in the ordinary course and to maintain in full force and effect the Permits; and

(b) Sellers shall not:

(i) other than the sale of Inventory in the ordinary course of business, sales of Inventory to Cargill Entities pursuant to the Inventory Disposition Agreement, and other than pursuant to any debtor-in-possession financing of Sellers, sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed, any

Encumbrance on (other than Assumed Liabilities and Permitted Encumbrances) any material portion of the Acquired Assets;

(ii) fail to use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession, to maintain the Acquired Assets in their present condition, reasonable wear and tear excepted;

(iii) materially amend a Contract or Lease included in the Acquired Assets other than in the ordinary course; or

(iv) enter into any agreement or commitment to take any action prohibited by this Section 7.2 or by the terms of the DIP Credit Agreement.

7.3 HSR Act; Reasonable Best Efforts.

(a) Subject to Section 7.3(c), as soon as reasonably practicable following the Purchasing Designees’ execution and delivery of this Agreement, Sellers, on the one hand, and Purchasing Designees, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Department of Justice, and request early termination of the waiting period under the HSR Act. Purchasing Designees, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Purchasing Designee shall be responsible for payment of the applicable filing fee under the HSR Act, but not Sellers’ costs and expenses (including attorneys’ fees and other legal fees and expenses) associated with the preparation of Sellers’ portion of any antitrust filings.

(b) In addition to the actions to be taken under Section 7.3(a), Sellers, on the one hand, and Buyer’s Representative and Purchasing Designees, on the other hand, shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using all reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied, (ii) the obtaining of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In furtherance and not by way of limitation of the foregoing, if and to the extent necessary to obtain clearance of the transactions contemplated hereby from any Governmental Authority, including under the HSR Act, Buyer’s Representative and Purchasing Designees will (x) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, properties, assets, rights, products or businesses of Buyer’s Representative and Purchasing Designees (and their Affiliates, if applicable), and any other restrictions on the activities of Buyer’s Representative and Purchasing Designees or their Subsidiaries (if any).

(c) Sellers, on the one hand, and Buyer’s Representative and Purchasing Designees, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, Buyer’s Representative and Purchasing Designees, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

7.4 Bankruptcy Court Approval.

(a) Sellers and Buyer acknowledge that this Agreement and the sale of the Acquired Assets and the assumption and assignment of the Assigned Contracts are subject to Bankruptcy Court approval. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Acquired Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, and (ii) Buyer must provide adequate assurance of future performance under the to-be-assigned executory Contracts.

(b) In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

(c) From and after the Effective Date, Sellers shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order.

7.5 Communications with Customers and Suppliers.

Prior to the Closing, Buyer shall not, and shall cause its Affiliates and Representatives not to, contact, or engage in any discussions or otherwise communicate with, any of Sellers’ customers, suppliers and other Persons with which Sellers’ have material commercial dealings without obtaining the prior consent and, if requested by Mark Dickey, attendance of the applicable Seller’s representative, Mark Dickey.

7.6 Transition Services.

(a) Parent shall, for a period of 30 days after the Closing Date, provide Buyer with reasonable access to its employees that have not been terminated for the purpose of assisting Buyer in the transition of the Business to the Purchasing Designees, provided that such access is during normal business hours and does not interfere with Parent’s other businesses in any material manner. Buyer shall be responsible for the payment of any direct third-party costs associated with the provision of such assistance to Buyer.

(b) The scope of the assistance referred to in paragraph (a) shall include the following functional areas: (i) accounting and finance; (ii) purchasing, (iii) human resources, (iv) engineering, (v) operations and maintenance, (vi) environmental, (vii) legal and (viii) information technology services , including keeping T-1 lines open for the transition of email and phone communication.

(c) Notwithstanding any of the foregoing, (i) nothing in this Section 7.6 shall be construed to require Sellers to hire or continue the employment of any person or incur any third party costs that will not be paid by Buyer, (ii) the fact that employees of Sellers are not available to render the assistance requested hereunder due to termination of such employees’ employment with Sellers shall not constitute a breach of this Section 7.6 and (ii) the services and assistance described in this Section 7.6 shall not require Parent’s employees to conduct or manage the operation of the Facility in connection with the production of ethanol and its co-products.

7.7 637 Registrations; Alcohol Fuel Plant Permits.

As soon as practicable following the Effective Date, each Purchasing Designee shall file all applications and undertake all necessary activities to obtain (i) from the U.S. Internal Revenue Service or its successor the excise tax registrations under Section 4041 of the Code (applied for under IRS Form 637 and commonly referred to as “637 Registrations”) necessary for such Purchasing Designee to sell Finished Ethanol and (ii) from the U.S. Department of the Treasury’s Alcohol and Tobacco Tax and Trade Bureau or the successor thereto the alcohol fuel plant permits necessary for such Purchasing Designee to manufacture Finished Ethanol.

7.8 Notification of Breach; Disclosure.

Sellers shall promptly notify Buyer, and Buyer shall promptly notify Sellers, of any event, condition or circumstance of which any Seller or Buyer, as applicable, becomes aware after the Effective Date and prior to the Closing Date that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained in this Agreement), provided that Sellers or Buyer, as applicable, shall only have such obligation if the occurrence of such event, condition or circumstance would constitute the non-satisfaction of any of the conditions set forth in Article 9 or Article 10. During the period prior to the Closing Date, Sellers will promptly advise Buyer in writing of any written notice, or to Sellers’ Knowledge other communication, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. It is acknowledged and understood that no notice given pursuant to this Section 7.8 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of the conditions contained herein.

7.9 Updates to Schedule 5.11(a) and WARN List.

(a) Schedule 5.11(a) shall be updated by Sellers on the Closing Date to reflect all terminations and additions since the Effective Date, provided that in no event shall the aggregate number of employees added to Schedule 5.11(a) exceed the number of employees removed from Schedule 5.11(a).

(b) The WARN List shall be updated by Sellers on the day before the Closing Date to add any Facility Employee who has experienced an employment loss (as defined by the WARN Act) during the period from (and excluding) the Effective Date until (and excluding) the Closing Date.

7.10 Letters of Credit.

Schedule 7.10 sets forth a true, accurate and complete list of all letters of credit that secure any Seller’s obligations under any Assigned Contract or Part B Contract (the “Existing LCs”). Except as otherwise instructed by notice from Sellers, Buyer shall use commercially reasonable efforts to cause the release of the Existing LCs effective as of (x) the Designation Deadline for any Existing LCs that relate to Part B Contracts with respect to which Buyer has delivered an Assignment Election after the Closing Date or (y) the Closing Date with respect to Existing LCs that relate to Pre-Closing Designated Contracts. If Buyer is unable to cause the release of any Existing LC by the Closing Date or the Designation Deadline (as applicable), then Buyer shall (a) provide, or cause to be provided, cash collateral to the issuer of such Existing LC to secure the undrawn portion of such Existing LC and interest and fees with respect thereto on terms reasonably satisfactory to such issuer and Buyer, (b) cause a backstop letter of credit to be issued to the issuer of such Existing LC to provide credit support for the obligations of Sellers with respect to such Existing LC on terms reasonably satisfactory to such issuer and Buyer or (c) provide other arrangements with respect to such Existing LC reasonably satisfactory to the issuer thereof, in the case of each of the immediately preceding clauses (a), ( b) and (c) such that the issuer of such Existing LC shall release Sellers from their obligations with respect to such Existing LC effective by the Closing Date or the Designation Deadline (as applicable).

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Taxes.

(a) Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Acquired Assets and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code (“Transfer Taxes”) shall be borne by the applicable Purchasing Designee. Sellers and Purchasing Designees shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes. Purchasing Designees shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by any Seller, the applicable Purchasing Designee shall prepare and deliver to such Seller a copy of such Tax Return at least ten days before the due date thereof, and such Seller shall promptly execute such Tax Return and deliver it to such Purchasing Designee, which shall cause it to be filed. Purchasing Designees shall provide reimbursement for any Tax described in this Section 8.1(a) that is paid by Sellers.

(b) All real and personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets, that have not been paid on or before the Closing Date (other than any Taxes arising out of an audit, examination, assessment or other administrative or judicial proceeding or adjustment by any taxing authority relating to or arising out of a period prior to the Closing Date) (“Periodic Taxes”) shall be borne by the applicable Purchasing Designee. From and after the Closing Date, Sellers shall be deemed to have discharged their responsibility to Buyer, and shall have no further responsibility to Buyer, for any and all Periodic Taxes, and Purchasing Designees shall be responsible for the payment of unpaid Periodic Taxes (whether or not delinquent as of the Closing Date) to the applicable Governmental Authority. Purchasing Designees shall be responsible for preparing and filing any and all Tax returns required to be filed after the Closing Date with respect to Periodic Taxes; provided however, that such Tax Returns shall, to the extent they relate to a taxable period included in the period ending with and including the Closing Date, be subject to the review of Sellers.

(c) Purchasing Designees and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the respective Business and Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that neither Purchasing Designees nor Sellers shall be required to disclose the contents of its income tax returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(c) shall be borne by the Party requesting it.

(d) Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Buyer.

8.2 Payments Received.

Sellers, on the one hand, and Buyer’s Representative and Purchasing Designees, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

8.3 Assigned Contracts; Adequate Assurance and Performance.

(a) With respect to each Assigned Contract, each Purchasing Designee shall provide adequate assurance as required under the Bankruptcy Code of the future performance by such Purchasing Designee of each of its Assigned Contracts. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ Representatives available to testify before the Bankruptcy Court.

(b) Subject to the other terms and conditions of this Agreement, Purchasing Designees shall, from and after the Closing Date, (i) assume all Liabilities of the respective Sellers under the Assigned Contracts and (ii) satisfy and perform all of the Liabilities related to each of the Assigned Contracts when the same are due thereunder (in accordance with their respective terms and subject to the respective conditions thereof).

8.4 Post-Closing Books and Records and Personnel.

For five (5) years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Purchasing Designees shall not dispose of or destroy any of the business records and files of their respective Business and (b) each Purchasing Designee shall allow the respective Seller (including, for clarity, any trust established under a chapter 11 plan of such Seller or any other successors of such Seller) and any of their Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all employees and files of such Purchasing Designee and its Subsidiaries and any books and records and other materials included in the Acquired Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Sellers or the functions of any such trusts or successors, and Sellers (including any such trust or successors) and such Representatives shall have the right to make copies of any such files, books, records and other materials; provided, however, that at such time as Purchasing Designees shall have collectively incurred out of pocket expenses of $150,000 in connection with the provisions of this Section 8.4, Purchasing Designees shall no longer be required to provide such access or information to Sellers unless Sellers agree to reimburse Purchasing Designees for any cost or expense that Purchasing Designees may incur in providing such continued access and information to Sellers.

8.5 No Other Representations or Warranties.

(a) Buyer acknowledges that, except for the representations and warranties contained in Article 5, neither Sellers nor any other Person on behalf of Sellers makes any express or implied representation or warranty with respect to Sellers (including representations and warranties as to the condition of the Acquired Assets) or with respect to any information provided by or on behalf of Sellers to Buyer. Neither Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or use by Buyer, of any such information, including any information, documents, projections, forecasts or other material made available to Buyer in any “data rooms,” “data sites,” confidential information memoranda or management presentations in expectation of or in connection with the transactions contemplated by this Agreement or any other Transaction Document.

(b) In connection with investigation by Buyer, Buyer has received or may receive from Sellers certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that Sellers make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

8.6 Acquired Assets “AS IS”; Purchasing Designee’s Acknowledgment Regarding Same.

Each Purchasing Designee agrees, warrants and represents that (a) it is purchasing its Acquired Assets on an “AS IS” and “WITH ALL FAULTS” basis based solely on its own investigation of such Acquired Assets and (b) neither Sellers, nor any real estate broker or other Representative of Sellers has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting such Acquired Assets, any part of such Acquired Assets, the financial performance of such Acquired Assets or the business of the respective Sellers, or the physical condition of such Acquired Assets except as set forth in Article 5. Each Purchasing Designee further acknowledges that the consideration for such Acquired Assets specified in this Agreement has been agreed upon by Sellers and Buyer after good-faith arms-length negotiation in light of Purchasing Designees’ agreement to purchase the Acquired Assets “AS IS” and “WITH ALL FAULTS”. Each Purchasing Designee agrees, warrants and represents that, except as set forth in this Agreement, it has relied, and shall rely, solely upon its own investigation of all such matters, and that it assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE ACQUIRED ASSETS.

8.7 First Lien Direction and Restriction on Transfer of Claims.

The First Lien Agent has received the First Lien Direction and confirms that no lien, security interest, encumbrance or any interest whatsoever shall attach for the benefit of the First Lien Lenders in the Excluded Cash, the Excluded Accounts Receivable and all other Excluded Assets. The First Lien Agent will take such actions as may be reasonably necessary to facilitate the consummation of the transactions contemplated by this Agreement. The First Lien Agent further agrees not to transfer any of the First Lien Lenders’ respective claims against Sellers with respect to the First Lien Indebtedness that is held by them as of the Effective Date or is acquired by them after the Effective Date, unless the transferee thereof (i) agrees to be bound by the First Lien Direction and this Section 8.7 as if it were such transferring First Lien Lender or the First Lien Agent, respectively and (ii) otherwise agrees to take such actions as may be reasonably necessary to facilitate the consummation of the transactions contemplated hereby. The parties hereto hereby acknowledge and agree that any breach by the First Lien Agent of the terms set forth in this Section 8.7 shall be deemed a breach by Buyer of the terms and conditions set forth in this Agreement for all purposes hereof.

8.8 Financing.

(a) No later than the Closing Date, Buyer shall have in place a binding commitment letter with respect to the Financing (the “Commitment Letter”). Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to close and achieve funding under the Financing, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and (ii) satisfy on a timely basis all conditions in the Commitment Letter and such definitive agreements applicable to Buyer that are within its control. In the event that all conditions to the Financing as set forth in the Commitment Letter and the definitive documents relating thereto have been satisfied in Buyer’s good faith judgment, Buyer shall use its reasonable best efforts to cause the lenders to fund the Financing on the Closing Date. Buyer shall keep Sellers informed on a reasonably current basis of the status of its efforts to close the Financing. Buyer shall provide written evidence of the commitment for the Financing, or other evidence of Purchasing Designees’ ability to consummate the transactions contemplated herein.

(b) Buyer acknowledges and agrees that the consummation of the transactions contemplated by this Agreement and its obligations hereunder are not conditional upon the receipt by Purchasing Designees of the proceeds of the Financing and that any failure by Buyer to consummate the transactions contemplated by this Agreement on the Closing Date, provided that at such time the conditions to Closing set forth in Article 9 are satisfied, shall constitute a breach by Buyer of this Agreement.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASING

DESIGNEES TO CLOSE

The obligations of the Purchasing Designee to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations.

Either (i) the representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality, Material Adverse Effect or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date) or (ii) if there is any breach of or inaccuracy in the representations and warranties of Sellers set forth in this Agreement as of the Closing Date, then such breach or inaccuracy (or the fact or circumstance to which such breach or inaccuracy relates) shall not have, and would not be reasonably expected to have, a Material Adverse Effect. Purchasing Designees shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.2 Sellers’ Performance.

Sellers shall have performed and complied with in all material respects the covenants and agreements that Sellers are required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Purchasing Designees shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.3 No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

9.4 Governmental Authorizations.

Any applicable waiting period under the HSR Act shall have expired or been terminated.

9.5 Sellers’ Deliveries.

Each of the deliveries required to be made to Purchasing Designees pursuant to Section 4.3 shall have been so delivered.

9.6 Sale Order.

The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall have become a Final Order. The Sale Order shall provide that the First Lien Indebtedness and the liens and security interests granted for the benefit of the First Lien Lenders under the First Lien Credit Facility are valid and perfected and may not be disallowed, avoided, recharacterized or equitably subordinated.

9.7 Application of Albion Sale Proceeds to DIP Facility Obligations.

All of the outstanding obligations of the Sellers and Albion under the DIP Credit Agreement shall have been repaid in full out of the proceeds of the sale of certain assets of Albion to Valero Renewable Fuels Company, LLC pursuant to and in accordance with the Albion Sale Order.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

10.1 Accuracy of Representations.

The representations and warranties of Buyer’s Representative and Purchasing Designees set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and Sellers shall have received a certificate of Buyer’s Representative and Purchasing Designees to such effect signed by a duly authorized officer thereof.

10.2 Sale Order in Effect.

The Sale Order shall have been entered and the Sale Order shall have become a Final Order.

10.3 Purchasing Designees’ Performance.

Buyer’s Representative and Purchasing Designees shall have performed and complied with in all material respects the covenants and agreements that Buyer’s Representative and each such Purchasing Designee is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Sellers shall have received a certificate of Buyer’s Representative and Purchasing Designees to such effect signed by a duly authorized officer thereof.

10.4 No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

10.5 Governmental Authorizations.

Any applicable waiting period under the HSR Act shall have expired or been terminated.

10.6 Purchasing Designees’ Deliveries.

Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered.

10.7 Identification of Purchasing Designees.

Within five (5) Business Days following the issuance of the Sale Order, the Buyer’s Representative shall have notified Sellers in writing of the identity of the Persons who will be purchasing the Acquired Assets from each respective Seller on the Closing Date (each such person, a “Purchasing Designee”). For avoidance of doubt, Buyer intends that one Purchasing Designee will acquire all of Bloomingburg’s right, title and interest in, to or under the Acquired Assets, one Purchasing Designee will acquire all of Linden’s right, title and interest in, to or under the Acquired Assets and one Purchasing Designee will acquire all of ASA Holdings’ right, title and interest in, to or under the Acquired Assets. Each Purchasing Designee shall be a special-purpose limited liability company established by or at the direction of the Buyer’s Representative, and shall become a party to this Agreement by executing a joinder.

ARTICLE 11

TERMINATION

11.1 Termination Events.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by either Sellers or Buyer:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby;

(ii) by mutual written consent of Sellers and Buyer;

(iii) if the Closing shall not have occurred by the close of business on the 60th day after the Effective Date; provided, however, that (A) Buyer shall be permitted to terminate this Agreement pursuant to this

Section 11.1(a)(iii) only if (x) Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein and (y) Buyer has provided written notice to Sellers of its intention to exercise its rights under this Section 11.1(a)(iii) and Sellers have not provided written notice to Buyer that they are ready, willing and able to close the transactions contemplated by this Agreement on or before the date that is five (5) Business Days after the date of such notice from Buyer, and (B) Sellers shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) Sellers are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein and (y) Sellers have provided written notice to Buyer of their intention to exercise their rights under this Section 11.1(a)(iii) and Buyer has not provided written notice to Sellers that it is ready, willing and able to close the transactions contemplated by this Agreement on or before the date that is five (5) Business Days after the date of such notice from Sellers; or

(iv) if Sellers withdraw or seek authority to withdraw the Sale Motion, or announce any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party);

(b) by Buyer:

(i) in the event of any breach by Sellers of any of Sellers’ agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied), and the failure of Sellers to cure such breach within fourteen (14) days after receipt of the Buyer Termination Notice; provided, however, that (A) Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained herein or in the Sale Order, (B) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 11.1(b)(i) as a result of the breach, and (C) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein of which Sellers is allegedly in breach; or

(ii) if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement, or a trustee is appointed for Sellers and such trustee rejects the transactions contemplated by this Agreement; and

(c) by Sellers:

(i) in the event of any breach by Buyer of any of its agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.1 or Section 10.3 to be satisfied), and the failure of Buyer to cure such breach within fourteen (14) days after receipt of the Seller Termination Notice; provided, however, that Sellers (A) are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein or in the Sale Order, (B) notify Buyer in writing (the “Seller Termination Notice”) of their intention to exercise their rights under this Section 11.1(c)(i) as a result of the breach, and (C) specify in the Seller Termination Notice the representation, warranty, covenant or agreement contained herein of which Buyer is allegedly in breach; or

(ii) if the Bankruptcy Court declines to approve this Agreement for any reason; or

(iii) if the Closing has not occurred within three (3) Business Days after the closing of the sale of assets of Albion in accordance with the Albion Sale Order.

11.2 Effect of Termination.

In the event of termination of this Agreement by Buyer or Sellers pursuant to this Article 11, except as otherwise provided in this Section 11.2, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party; provided, however, that nothing herein shall relieve any Party from liability for willful breach of this Agreement prior to such termination. The provisions of this Section 11.2 and, to the extent applicable, Article 12 and Article 1, shall expressly survive the expiration or termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1 Survival.

All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.

12.2 Confidentiality.

The Parties agree that the confidentiality agreements set forth in the First Lien Credit Agreement shall apply equally to this Agreement as if set forth herein (with references to Borrowers therein applying to Sellers hereunder and references to Lenders therein applying to Buyers hereunder); provided, however, that (a) disclosure of matters that become a matter of public record as a result of the Bankruptcy Case and the Filings related thereto shall not constitute a breach of such confidentiality agreements and (b) disclosures permitted under this Agreement shall not constitute a breach of such confidentiality agreements.

12.3 Public Announcements.

The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Buyer, on the one hand, and Sellers, on the other hand. Unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

12.4 Notices.

All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representatives (if applicable) and facsimile numbers set forth below (or to such other addresses, representatives and facsimile numbers as a Party may designate by notice to the other Parties):

(i) If to Sellers, then to:

ASA Bloomingburg, LLC,

ASA Linden, LLC,

ASA OpCo Holding, LLC

c/o VeraSun Energy Corporation

110 N. Minnesota Ave., Suite 300

Sioux Falls, South Dakota 57104

Attn: Chief Restructuring Officer

Attn: General Counsel

Facsimile: 605-978-7050

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Patrick Nash, Jr. and John K. Lyons

Facsimile: 312-407-0411

(ii) If to Buyer:

WestLB AG, New York Branch, as Buyer’s

Representative

1211 Avenue of the Americas

New York, New York 10036

Attn: Ronald Spitzer and Dominick D’Ascoli

Facsimile: 212-597-5432/ 212-597-1157

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP

30 Rockefeller Plaza, New York, NY 10112

Attn: Ted Zink and Andrew Rosenblatt

Facsimile: 212-541-5369

12.5 Waiver.

Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.6 Entire Agreement; Amendment.

This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

12.7 Assignment.

This Agreement, and the rights, interests and obligations hereunder, may not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers, to assign all or part of its rights or obligations hereunder to an Affiliate, but no such assignment shall relieve Buyer of its obligations under this Agreement. As contemplated by Section 10.7, Buyer’s Representative will identify Purchasing Designees each of whom will be required to execute a joinder agreement and become parties hereto, but the execution of such joinder agreement shall not relieve Buyer’s Representative of its obligations under this Agreement.

12.8 Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.9 Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to Contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state court or a federal court sitting in the state of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.4) or any other manner permitted by law.

(c) THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS OR BUYER OR THEIR

RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.11 Counterparts.

This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall be deemed to constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.4, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.12 Parties in Interest; No Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

12.13 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner or equity holder of Sellers shall have any liability for any obligations or liabilities of Sellers under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

12.14 Schedules; Materiality.

The inclusion of any matter in any Schedule shall be deemed to be an inclusion for all purposes of this Agreement, to the extent that such disclosure is sufficient to identify the Section to which such disclosure is responsive, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”

12.15 Specific Performance.

The Parties recognize that if any Party breaches this Agreement or refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries. The non-breaching Party or Parties shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any Action is brought by the non-breaching Party or Parties to enforce this Agreement, the Party in breach shall waive the defense that there is an adequate remedy at law.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

WESTLB AG, NEW YORK BRANCH,
in its capacity as administrative agent and sub-collateral agent, as Buyer’s Representative

By:	/s/ Ronald Spitzer
Name:	Ronald Spitzer
Title:	Executive Director

By:	/s/ Dominick D’Ascoli
Name:	Dominick D’Ascoli
Title:	Director

SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT

VERASUN ENERGY CORPORATION as Parent

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	Senior Vice President, General Counsel and Corporate Secretary

ASA BLOOMINGBURG, LLC, as Seller

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	Senior Vice President, General Counsel and Corporate Secretary

ASA LINDEN, LLC, as Seller

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	Senior Vice President, General Counsel and Corporate Secretary

ASA OPCO HOLDINGS, LLC, as Seller

By:	/s/ Mark Dickey
Name:	Mark Dickey
Title:	Senior Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT